EXHIBIT 3.1

RESTATED CERTIFICATE OF INCORPORATION

OF

Devon Energy Corporation

(Originally incorporated under the name
“Devon Delaware Corporation” on May 18, 1999)

ARTICLE I

Name

     The name of this corporation (the “Corporation”) is Devon Energy Corporation.

ARTICLE II

Registered Office

     The address of the registered office of the Corporation in the State of Delaware is at 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle 19808, and the name of its registered agent at that address is Corporation Service Company.

ARTICLE III

Business

     The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “General Corporation Law”).

ARTICLE IV

Authorized Capital Stock

     A. The Corporation shall be authorized to issue a total of 804,500,001 shares of capital stock divided into classes as follows:

     (1) 800,000,000 shares of Common Stock, par value $0.10 per share (“Common Stock”),

     (2) 4,500,000 shares of Preferred Stock, par value $1.00 per share (“Preferred Stock”), and

     (3) one share of Special Voting Stock, par value $.10 per share.

     B. Shares of Preferred Stock may be issued from time to time in one or more series as may from time to time be determined by the Board of Directors of the Corporation (the “Board”), each of said series to be distinctly designated. The voting powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, if any, of each such series may differ from those of any and all other series of Preferred Stock at any time outstanding, and the Board is hereby expressly granted authority to fix or alter, by resolution or resolutions, the designation, number, voting powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof, of each such series, including, but without limiting the generality of the foregoing, the following:

     (1) The distinctive designation of, and the number of shares of Preferred Stock that shall constitute, such series, which number (except where otherwise provided by the Board in the resolution establishing such series) may be increased or decreased (but not below the number of shares of such series then outstanding) from time to time by action of the Board;

     (2) The rights in respect of dividends, if any, of such series of Preferred Stock, the extent of the preference or relation, if any, of such dividends to the dividends payable on any other class or classes or any other series of the same or other class or classes of capital stock of the Corporation, and whether or in what circumstances such dividends shall be cumulative;

     (3) The right, if any, of the holders of such series of Preferred Stock to convert the same into, or exchange the same for, shares of any other class or classes or of any other series of the same or any other class or classes of capital stock or other securities of the Corporation or any other person, and the terms and conditions of such conversion or exchange;

     (4) Whether or not shares of such series of Preferred Stock shall be subject to redemption, and, if so, the terms and conditions of such redemption (including whether such redemption shall be optional or mandatory), including the date or dates or event or events upon or after which they shall be redeemable, and the amount and type of consideration payable upon redemption, which may vary under different conditions and at different redemption dates;

     (5) The rights, if any, of the holders of such series of Preferred Stock upon the voluntary or involuntary liquidation, dissolution or winding-up of the Corporation or in the event of any merger or consolidation of or sale of assets by the Corporation;

     (6) The terms of any sinking fund or redemption or purchase account, if any, to be provided for shares of such series of the Preferred Stock;

     (7) The voting powers, if any, of the holders of any series of Preferred Stock generally or with respect to any particular matter, which may be less than, equal to or greater than one vote per share, and which may, without limiting the generality of the foregoing, include the right, voting as a series by itself or together with the holders of any other series of Preferred Stock or all series of Preferred Stock as a class, to elect one or more directors of the Corporation generally or under such specific circumstances and on such conditions, as shall be provided in the resolution or resolutions of the Board adopted pursuant hereto, including, without limitation, in the event there shall have been a default in the payment of dividends on or redemption of any one or more series of Preferred Stock; and

     (8) Any other powers, preferences and relative, participating, optional or other rights, and qualifications, limitations or restrictions of shares of such series of Preferred Stock.

     Pursuant to the authority conferred by this Article IV, the following series of Preferred Stock have been designated, each such series consisting of such number of shares, with such voting powers and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof as are stated and expressed in the exhibit with respect to such series attached hereto as specified below and incorporated herein by reference:

Exhibit A	6.49% Cumulative Preferred Stock, Series A

Exhibit B	Series A Junior Participating Preferred Stock

Exhibit C	Special Voting Preferred Stock

     C. (1) After the provisions with respect to preferential dividends on any series of Preferred Stock (fixed in accordance with the provisions of Paragraph B of this Article IV), if any, shall have been satisfied and after the Corporation shall have complied with all the requirements, if any, with respect to redemption of, or the setting aside of sums as sinking funds or redemption or purchase accounts with respect to, any series of Preferred Stock (fixed in accordance with the provisions of Paragraph B of this Article IV), and subject further to any other conditions that may be fixed in accordance with the provisions of Paragraph B of this Article IV, then and not otherwise the holders of Common Stock shall be entitled to receive such dividends as may be declared from time to time by the Board.

     (2) In the event of the voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after distribution in full of the preferential amounts, if any (fixed in accordance with the provisions of Paragraph B of this Article IV), to be distributed to the holders of Preferred Stock by reason thereof, the holders of Common Stock shall, subject to the additional rights, if any (fixed in accordance with the provisions of Paragraph B of this Article IV), of the holders of any outstanding shares of Preferred Stock, be entitled to receive all of the remaining assets of the Corporation, tangible and intangible, of whatever kind available for distribution to stockholders ratably in proportion to the number of shares of Common Stock held by them respectively.

     (3) Except as may otherwise be required by law, and subject to the provisions of such resolution or resolutions as may be adopted by the Board pursuant to Paragraph B of this Article IV granting the holders of one or more series of Preferred Stock exclusive voting powers with respect to any matter, each holder of Common Stock shall have one vote in respect of each share of Common Stock held on all matters voted upon by the stockholders.

     (4) The authorized amount of shares of Common Stock and of Preferred Stock may, without a class or series vote, be increased or decreased from time to time by the affirmative vote of the holders of a majority of the combined voting power of the then-outstanding shares of Voting Stock, voting together as a single class.

     D. Each outstanding share of Special Voting Stock shall be entitled, on all matters presented to the stockholders of the Corporation, to that number of votes equal to the number of Exchangeable Shares of Northstar Energy Corporation, an Alberta corporation, outstanding from time to time not owned by the Corporation or any of its wholly owned subsidiaries. No dividend or distribution of assets shall be paid to the holders of Special Voting Stock. The Special Voting Stock is not convertible into any other class or series of the capital stock of the Corporation or into cash, property or other rights, and may not be redeemed. Any shares of Special Voting Stock purchased or otherwise acquired by the Corporation shall be deemed retired and shall be canceled and may not thereafter be reissued or otherwise disposed of by the Corporation. At such time as the Special Voting Stock has no votes attached to it because there are no Exchangeable Shares outstanding, the Special Voting Stock shall be canceled. In respect of all matters concerning the voting of shares, the Common Stock and the Special Voting Stock shall vote as a single class and such voting rights shall be identical in all respects.

     E. No stockholder of the Corporation shall by reason of his holding shares of any class or series of stock of the Corporation have any preemptive or preferential right to purchase, acquire, subscribe for or otherwise receive any additional, unissued or treasury shares (whether now or hereafter acquired) of any class or series of stock of the Corporation now or hereafter to be authorized, or any notes, debentures, bonds or other securities convertible into or carrying any right, option or warrant to purchase, acquire, subscribe for or otherwise receive shares of any class or series of stock of the Corporation now or hereafter to be authorized, whether or not the issuance of any such shares, or such notes, debentures, bonds or other securities, would adversely affect the dividends or voting or other rights of such stockholder, and the Board may issue or authorize the issuance of shares of any class or series of stock of the Corporation, or any notes, debentures, bonds or other securities convertible into or carrying rights, options or warrants to purchase, acquire, subscribe for or otherwise receive shares of any class or series of stock of the Corporation, without offering any such shares of any such class, either in whole or in part, to the existing stockholders of any class.

     F. Cumulative voting of shares of any class or series of capital stock of the Corporation having voting rights is not permitted.

     G. The holders of Convertible Debentures (as hereinafter defined) shall have the right to convert such Convertible Debentures into Common Stock, subject to the terms of the Indenture (as hereinafter defined). Indenture means the Indenture, dated as of July 3, 1996, between Devon Energy Corporation and The Bank of New York, as the same may be supplemented or amended from time to time. “Convertible Debentures” has the meaning assigned to such term in the First Supplemental Indenture, dated as of July 3, 1999, between Devon Energy Corporation and the Bank of New York.

     The Corporation shall make any further conversion adjustments as may be required from time to time by the Indenture and the Supplemental Indenture.

ARTICLE V

Election of Directors

     A. The business and affairs of the Corporation shall be conducted and managed by, or under the direction of, the Board. The number of directors which shall constitute the entire Board shall not be less than three nor more than twenty, and, except as provided in Paragraph D of this Article V, shall be determined by resolution adopted by a majority of the entire Board. No reduction in number shall have the effect of removing any director prior to the expiration of his or her term.

     B. The Board, other than those directors elected by the holders of any series of Preferred Stock as provided for or fixed pursuant to the provisions of Article IV, shall be divided into three classes, Class I, Class II and Class III, and the Board shall designate the directors who shall first serve in Class I, Class II and Class III. Such classes shall be as nearly equal in number as possible; provided, however, the Board of Directors at the time of filing the Certificate of Merger pursuant to the Amended and Restated Agreement and Plan of Merger, dated May 19, 1999, among the Corporation, Devon Energy Corporation, an Oklahoma corporation, Devon Oklahoma Corporation, an Oklahoma corporation, and PennzEnergy Company, a Delaware corporation, shall have four directors in Class I, four directors in Class II and six directors in Class III. Each director shall serve for a term ending on the third annual meeting following the annual meeting at which such director was elected; provided, however, that the directors first designated to Class I shall serve for a term expiring at the annual meeting next following the date of their designation as Class I Directors, the directors first designated to Class II shall serve for a term expiring at the second annual meeting next following the date of their designation as Class II Directors, and the directors first designated to Class III shall serve for a term expiring at the third annual meeting next following the date of their designation as Class III Directors. At each annual election of directors, the directors chosen to succeed those whose terms then expire shall be of the same class as the directors of the Corporation they succeed, unless the Board of Directors shall designate one or more directorships whose term then expires as directorships of another class in order more nearly to achieve equality of number of directors among the classes. In the event of any change in the authorized number of Directors of the Corporation, each Director of the Corporation then continuing to serve as such shall nevertheless continue as a Director of the class of which he is a member until the expiration of his current term, or his prior death, resignation or removal.

     C. Except as otherwise provided for or fixed pursuant to the provisions of Article IV relating to the rights of the holders of any series of Preferred Stock to elect additional directors, except as provided in Paragraph D of this Article V, and subject to the provisions hereof, newly created directorships resulting from any increase in the authorized number of directors, and any vacancies on the Board resulting from death, resignation, disqualification, removal, or other cause, may be filled only by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board. Any director elected in accordance with the preceding sentence or Paragraph D of this Article V shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or in which the vacancy occurred, and until such director’s successor shall have been duly elected and qualified, subject to his earlier death, disqualification, resignation or removal. Except as otherwise provided pursuant to Article IV of this Certificate of Incorporation relating to additional directors elected by the holders of one or more series of Preferred Stock, no decrease in the number of directors constituting the Board shall shorten the term of any incumbent director.

     D. There shall be a “Balance Period” during which the number of directors constituting the whole Board shall at all times be an even number and vacancies and newly created directorships resulting from any increase in the authorized number of directors shall be filled, and nominations by the Board shall be made, as follows:

     (a) Any vacancy on the Board resulting from the death, resignation, disqualification or removal of a Continuing Director (hereinafter defined) shall be filled only by the affirmative vote of a majority of the remaining Continuing Directors then in office. Nominations of the Board to fill the positions of Continuing Directors whose terms are about to expire shall likewise be made by the affirmative vote of a majority of the Continuing Directors then in office.

     (b) Any vacancy on the Board resulting from the death, resignation, disqualification or removal of a New Director (hereinafter defined) shall be filled only by the affirmative vote of a majority of the remaining New Directors then in office. Nominations of the Board to fill the positions of New Directors whose terms are about to expire shall likewise be made by the affirmative vote of a majority of the New Directors then in office. Notwithstanding the foregoing provisions of this paragraph (b), throughout the Balance Period at least one New Director shall be a person who shall have been mutually approved (prior to his or her initial election to the Board) by the Chairman and the President of the Corporation.

     (c) Any newly created directorship or directorships resulting from an increase in the authorized number of directors shall be allocated so that the aggregate number of board positions to be filled by Continuing Directors shall be equal to the number of Board positions to be filled by New Directors. Such newly created directorships to be filled by Continuing Directors shall be filled, or nominations therefor made, in the same manner as is provided in paragraph (a) above and such newly created directorships to be filled, or nominations therefor made, by New Directors shall be filled in the same manner as is provided in paragraph (b) above.

The number of directors which shall constitute the entire Board shall be expanded if necessary to comply with the foregoing provision of this Section D.

     The Balance Period shall begin on the date this Amended and Restated Certificate of Incorporation becomes effective and shall end on the annual meeting of the stockholders in the year 2000.

     “Continuing Director” shall mean a director who was a director of Devon Energy Corporation, an Oklahoma corporation, immediately prior to the Closing under the Amended and Restated Agreement and Plan of Merger by and among the Corporation, Devon Energy Corporation, Devon Oklahoma Corporation and PennzEnergy Company dated as of May 19, 1999, or who subsequently became a director as a result of the filing of a newly created directorship or vacancy by the Continuing Directors as aforesaid or as a result of his or her election as a director having been nominated by the Continuing Directors as herein provided. “New Director” shall mean any director other than a Continuing Director.

     E. During any period when the holders of any series of Preferred Stock have the right to elect additional directors as provided for or fixed pursuant to the provisions of Article IV, then upon commencement and for the duration of the period during which such right continues (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions, and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his earlier death, disqualification, resignation or removal. Except as otherwise provided by the Board in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate and the total and authorized number of directors of the Corporation shall be reduced accordingly.

ARTICLE VI

Meetings of Stockholders

     A. Meetings of stockholders of the Corporation may be held within or without the State of Delaware, as the By-laws of the Corporation may provide. Except as otherwise provided for or fixed pursuant to the provisions of Article IV relating to the rights of the holders of any series of Preferred Stock, special meetings of stockholders of the Corporation may be called only (i) pursuant to a resolution adopted by a majority of the then-authorized number of directors of the Corporation and (ii) if permitted by the By-laws of the Corporation, by the Chairman of the Board or the President of the Corporation as and in the manner provided in the By-laws of the Corporation. Special meetings of stockholders may not be called by any other person or persons or in any other manner. The ability of the stockholders of the Corporation to call a special meeting of stockholders is hereby specifically denied. Elections of directors need not be by written ballot unless the By-laws of the Corporation shall so provide.

     B. In addition to the powers conferred on the Board by this Certificate of Incorporation and by the General Corporation Law, and without limiting the generality thereof, the Board is specifically authorized from time to time, by resolution of the Board without additional authorization by the stockholders of the Corporation, to adopt, amend or repeal the By-laws of the Corporation, in such form and with such terms as the Board may determine, including, without limiting the generality of the foregoing, By-laws relating to (i) regulation of the procedure for submission by stockholders of nominations of persons to be elected to the Board, (ii) regulation of the attendance at annual or special meetings of the stockholders of persons other than holders of record or their proxies, and (iii) regulation of the business that may properly be brought by a stockholder of the Corporation before an annual or special meeting of stockholders of the Corporation.

ARTICLE VII

Stockholder Consent

     Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation, and the ability of the stockholders of the Corporation to consent in writing to the taking of any action is hereby specifically denied.

ARTICLE VIII

Limitation of Liability

     A director of this Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law as the same exists or may hereafter be amended. Any repeal or modification of the foregoing paragraph shall not adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring prior to such repeal or modification.

ARTICLE IX

Executive Committee

     The Board, pursuant to the By-laws of the Corporation or by resolution passed by a majority of the then-authorized number of directors, may designate any of their number to constitute an Executive Committee, which Executive Committee, to the fullest extent permitted by law and provided for in said resolution or in the By-laws of the Corporation, shall have and may exercise all of the powers of the Board in the management of the business and affairs of the Corporation, and shall have power to authorize the seal of the Corporation to be affixed to all papers that may require it.

ARTICLE X

Indemnification

     A. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, employee or agent of the

Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture or other enterprise against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the Corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent shall not of itself create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interest of the Corporation and with respect to any criminal action or proceeding had reasonable cause to believe that his conduct was unlawful.

     B. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise against expenses (including attorney’s fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the Corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the court in which such action or suit was brought shall determine, upon application, that despite the adjudication of liability, but in the view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

     C. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized herein.

     D. The Corporation may purchase (upon resolution duly adopted by the board of directors) and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability.

     E. To the extent that a director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to herein or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

     F. Every such person shall be entitled, without demand by him upon the Corporation or any action by the Corporation, to enforce his right to such indemnity in an action at law against the Corporation. The right of indemnification and advancement of expenses hereinabove provided shall not be deemed exclusive of any rights to which any such person may now or hereafter be otherwise entitled and specifically, without limiting the generality of the foregoing, shall not be deemed exclusive of any rights pursuant to statute or otherwise, of any such person in any such action, suit or proceeding to have assessed or allowed in his favor against the Corporation or otherwise, his costs and expenses incurred therein or in connection therewith or any part thereof.

ARTICLE XI

Amendment Of Corporate Documents

     A. Certificate of Incorporation

     In addition to any affirmative vote required by applicable law and in addition to any vote of the holders of any series of Preferred Stock provided for or fixed pursuant to the provisions of Article IV, any alteration, amendment, repeal or rescission (a “Change”) of any provision of this Certificate of Incorporation must be approved by at least a majority of the then-authorized number of directors and by the affirmative vote of the holders of at least a majority of the combined voting power of the then-outstanding shares of Voting Stock, voting together as a single class; provided, however, that if any such Change relates to Article V, VI, VII, VIII, X or XII hereof or to this Article XI, such Change must also be approved by the affirmative vote of the holders of at least 66 2/3% of the combined voting power of the then-outstanding shares of Voting Stock, voting together as a single class. Subject to the provisions hereof, the Corporation reserves the right at any time, and from time to time, to amend, alter, repeal or rescind any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by law, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this article.

     B. By-Laws

     In addition to any affirmative vote required by law, any Change of the By-laws of the Corporation may be adopted either (i) by the Board by the affirmative vote of at least a majority of the then-authorized number of directors or (ii) by the stockholders by the affirmative vote of the holders of at least 66 2/3% of the combined voting power of the then-outstanding shares of Voting Stock, voting together as a single class.

ARTICLE XII

Definitions

     For the purposes of this Certificate of Incorporation:

     A. A “person” shall mean any individual, firm, corporation, partnership, limited liability company, trust, unincorporated organization or other entity.

     B. “Voting Stock” means all outstanding shares of capital stock of the Corporation that pursuant to or in accordance with this Certificate of Incorporation are entitled to vote generally in the election of directors of the Corporation, and each reference herein, where appropriate, to a percentage or portion of shares of Voting Stock shall refer to such percentage or portion of the voting power of such shares entitled to vote.

[SIGNATURE PAGE TO FOLLOW]

     IN WITNESS WHEREOF, this Restated Certificate of Incorporation has been duly adopted by the Board of Directors in accordance with the provisions of Section 245 of the Delaware General Corporation Law and restates and integrates but does not further amend the provisions of the Certificate of Incorporation of the Corporation as heretofore amended or supplemented and there is no discrepancy between such provisions and the provisions of this Restated Certificate of Incorporation, which has been executed by an authorized officer of the Corporation on this 20th day of November, 2003.

Devon Energy Corporation
By:	/s/ J. Larry Nichols
J. Larry Nichols
Chairman and Chief Executive Officer

[SIGNATURE PAGE OF RESTATED CERTIFICATE OF INCORPORATION]

Exhibit A

CERTIFICATE OF DESIGNATIONS
of the
6.49% CUMULATIVE PREFERRED STOCK, SERIES A
of
DEVON ENERGY CORPORATION

Pursuant to Section 151 of the
General Corporation Law of the State of Delaware

     DEVON ENERGY CORPORATION, a Delaware corporation (the “Corporation”), HEREBY CERTIFIES that resolutions were duly adopted by the Board of Directors of the Corporation in accordance with Section 151(g) of the General Corporation Law of the State of Delaware pursuant to the authority conferred upon the Board of Directors of the Corporation by the provisions of the Restated Certificate of Incorporation of the Corporation as follows:

     RESOLVED, that a series of the Corporation’s Preferred Stock, par value $1.00 per share (“Preferred Stock”), designated as 6.49% Cumulative Preferred Stock, Series A be and hereby is created and that the designation and number of shares thereof and the powers, preferences and rights thereof are as follows:

6.49% Cumulative Preferred Stock, Series A

     1. Designation and Amount; No Fractional Shares. There shall be a series of Preferred Stock designated as “6.49% Cumulative Preferred Stock, Series A” (the “Series A Preferred Stock”) and the authorized number of shares constituting such series shall be 1,500,000. The Series A Preferred Stock is issuable in whole shares only.

     2. Dividends. Holders of shares of Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors or a duly authorized committee thereof out of funds of the Corporation legally available for payment of dividends, cumulative cash dividends at the rate of 6.49% per annum per share on the initial liquidation preference of $100.00 per share (equivalent to $6.49 per annum per share of Series A Preferred Stock). Dividends on the Series A Preferred Stock shall be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, commencing September 30, 1999 (each a “Dividend Payment Date”). If any date on which dividends would otherwise be payable is a Saturday, Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close, then the dividends otherwise payable on such date shall instead be payable on the next succeeding business day. Dividends on shares of the Series A Preferred Stock shall be fully cumulative and shall accumulate (whether or not earned or declared and whether or not the Corporation has funds legally available for the payment of dividends), on a daily basis, without interest, from the previous Dividend Payment Date, except that the first dividend shall accrue, without interest, from June 30, 1999 (being the last dividend payment date on the 6.49% Cumulative Preferred Stock, Series A (the “Converted PZE Preferred Stock”), of PennzEnergy Company, a Delaware corporation (“PennzEnergy”), to be converted into Series A Preferred Stock pursuant to the Amended and Restated Agreement and Plan of Merger dated as of May 19, 1999 among Devon Energy Corporation, an Oklahoma corporation, the Corporation, Devon Oklahoma Corporation, an Oklahoma corporation, and PennzEnergy). Accumulated and unpaid dividends shall not bear interest. Dividends shall be payable, in arrears, to holders of record as they appear in the records of the Corporation at the close of business on the applicable record date, which shall be the 15th day of the calendar month in which the applicable Dividend Payment Date falls or such other date designated by the Board of Directors of the Corporation for the payment of dividends that is not more than 30 nor less than 10 days prior to such Dividend Payment Date. Any dividend payable on the Series A Preferred Stock for any dividend period that is shorter or longer than a full quarterly period shall be computed on the basis of a 360-day year consisting of twelve 30-day months.

     If, prior to 18 months after June 2, 1998 (the date of the original issuance of the Converted PZE Preferred Stock), one or more amendments to the Internal Revenue Code of 1986, as amended (the “Code”), are enacted that change the percentage of the dividends received deduction (currently 70%) as specified in section 243(a)(1) of the Code or any successor provision (the “Dividends Received Percentage”), the amount of each dividend payable (if declared) per share of Series A Preferred Stock for dividend payments made on or after the effective date of such change in the Code will be adjusted by multiplying the amount of the dividend payable described above (before adjustment) by the factor determined by the following formula (the “DRD Formula”), and rounding the result to the nearest cent (with one-half cent rounded up):

1-.35(1-.70)

1-.35(1-DRP)

For the purposes of the DRD Formula, “DRP” means the Dividends Received Percentage (expressed as a decimal) applicable to the dividend in question; provided, however, that if the Dividends Received Percentage applicable to the dividend in question shall be less than 50%, then the DRP shall equal .50. No amendment to the Code, other than a change in the percentage of the dividends received deduction set forth in section 243(a)(1) of the Code or any successor provision thereto, will give rise to such an adjustment. Notwithstanding the foregoing provisions, if, with respect to any such amendment, the Corporation receives either an unqualified opinion of nationally recognized independent tax counsel selected by the Corporation or a private letter ruling or similar form of authorization from the Internal Revenue Service (“IRS”) to the effect that such amendment does not apply to a dividend payable on the Series A Preferred Stock, then such amendment will not result in the adjustment provided for pursuant to the DRD Formula with respect to such dividend (including, if applicable, any adjustment that would otherwise result in the payment of Post-Declaration Date Dividends or Additional Dividends as defined below). Any such opinion shall be based upon the legislation amending or establishing the Dividends Received Percentage or upon a published pronouncement of the IRS addressing such legislation. Unless the context otherwise requires, references to dividends in this Certificate of Designations will mean dividends as adjusted by the DRD Formula. The Corporation’s calculation of the dividends payable, as so adjusted and as certified accurate as to calculation and reasonable as to method by the independent certified public accountants then regularly engaged by the Corporation, shall be final and not subject to review absent manifest error.

     Notwithstanding anything contained in the preceding paragraph, if any such amendment to the Code which reduces the Dividends Received Percentage is enacted after the dividend payable on a Dividend Payment Date has been declared but before such Dividend Payment Date, the amount of the dividend payable on such Dividend Payment Date will not be increased; instead, an additional dividend (a “Post-Declaration Date Dividend”) equal to the excess, if any, of (x) the product of the dividend paid by the Corporation on such Dividend Payment Date and the factor determined in accordance with the DRD Formula (with the DRP used in the DRD Formula equal to the greater of the Dividend Received Percentage applicable to the dividend in question and .50) over (y) the dividend paid by the Corporation on such Dividend Payment Date, will accrue and will be payable (if declared) on the next succeeding Dividend Payment Date to holders of Series A Preferred Stock on the record date applicable to the next succeeding Dividend Payment Date or, if the Series A Preferred Stock is called for redemption prior to such record date, to holders of Series A Preferred Stock on the applicable redemption date, as the case may be, in addition to any other amounts payable on such date.

     If any such amendment to the Code is enacted that reduces the Dividends Received Percentage and the reduction in the Dividends Received Percentage retroactively applies to a Dividend Payment Date as to which the Corporation previously paid dividends on the Series A Preferred Stock or to a dividend payment date as to which PennzEnergy previously paid dividends on the Converted PZE Preferred Stock (each, an “Affected Dividend Payment Date”), additional dividends (the “Additional Dividends”) will accrue and will be payable (if declared) on the next succeeding Dividend Payment Date (or, if such amendment is enacted after the dividend payable on such Dividend Payment Date has been declared, on the second succeeding Dividend Payment Date following the date of enactment) to holders of record on the record date applicable to such succeeding Dividend Payment Date or, if the Series A Preferred Stock is called for redemption prior to such record date, to holders of Series A Preferred Stock on the applicable redemption date, as the case may be, in an amount equal to the sum, for all Affected Dividend Payment Dates, of the excess of (x) the product of the dividend paid by the Corporation (or PennzEnergy, as applicable) on such Affected Dividend Payment Date and the factor determined in accordance with the DRD Formula (with the DRP used in the DRD Formula equal to the greater of the Dividends Received Percentage and .50 applied to such Affected Dividend Payment Date) over (y) the dividend paid by the Corporation (or PennzEnergy, as applicable) on such Affected Dividend Payment Date. The Corporation will only make one payment of Additional Dividends for any such amendment.

     Notwithstanding the foregoing, no adjustment in the dividends payable by the Corporation shall be made, and no Post-Declaration Date Dividends or Additional Dividends shall be payable by the Corporation, in respect of the enactment of any amendment to the Code 18 months or more June 2, 1998.

     In the event that the amount of dividends payable per share of the Series A Preferred Stock is adjusted pursuant to the DRD Formula and/or Post-Declaration Date Dividends or Additional Dividends are to be paid, the Corporation shall give notice of each such adjustment and, if applicable, any Post-Declaration Date Dividends and Additional Dividends to the holders of Series A Preferred Stock.

     No dividends may be declared or paid or set apart for payment on any stock of the Company ranking on a parity with the Series A Preferred Stock with respect to the payment of dividends unless there shall also be or have been declared and paid or set apart for payment on the Series A Preferred Stock dividends for all dividend payment periods of the Series A Preferred Stock ending on or before the dividend payment date of such parity stock, ratably in proportion to the respective amounts of dividends (x) accumulated and unpaid or payable on such parity stock, on the one hand, and (y) accumulated and unpaid through the dividend payment period or periods of the Series A Preferred Stock next preceding such dividend payment date, on the other hand.

     Except as set forth in the preceding paragraph, unless full cumulative dividends on the Series A Preferred Stock have been paid through the most recently completed quarterly dividend period for the Series A Preferred Stock, no dividends (other than in Common Stock of the Corporation) may be paid or declared and set apart for payment or other distribution made upon the Common Stock or on any other stock of the Corporation ranking junior to or on a parity with the Series A Preferred Stock as to dividends, nor may any Common Stock or any other stock of the Corporation ranking junior to or on a parity with the Series A Preferred Stock as to dividends be redeemed, purchased or otherwise acquired for any consideration (or any payment be made to or available for a sinking fund for the redemption of any shares of such stock; provided, however, that any moneys theretofore deposited in any sinking fund with respect to any such stock in compliance with the provisions of such sinking fund may thereafter be applied to the purchase or redemption of such stock in accordance with the terms of such sinking fund, regardless of whether at the time of such application full cumulative dividends upon shares of the Series A Preferred Stock outstanding to the most recent Dividend Payment Date shall have been paid or declared and set apart for payment) by the Corporation; provided that any such junior or parity stock or Common Stock may be converted into or exchanged for stock of the Corporation ranking junior to the Series A Preferred Stock as to dividends.

     3. Liquidation Preference. The shares of Series A Preferred Stock shall rank, as to rights to distributions on liquidation, dissolution or winding up of the Corporation, prior to the shares of Common Stock and any other stock of the Corporation ranking junior to the Series A Preferred Stock as to rights upon liquidation, dissolution or winding up of the Corporation, so that in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the Series A Preferred Stock shall be entitled to receive out of the assets of the Corporation legally available for distribution to its stockholders, an amount equal to $100 per share, plus an amount equal to all dividends (whether or not earned or declared) accrued and accumulated and unpaid on the shares of Series A Preferred Stock to the date of payment (including any Post-Declaration Date Dividends and Additional Dividends), before any distribution of assets is made to holders of shares of Common Stock or any other class or series of stock of the Corporation that ranks junior to the Series A Preferred Stock as to rights to distributions upon liquidation, dissolution or winding up. The holders of the Series A Preferred Stock shall not be entitled to receive the preferential amounts as aforesaid until the liquidation preference of any other stock of the Corporation ranking senior to the Series A Preferred Stock as to rights to distributions upon liquidation, dissolution or winding up shall have been paid (or a sum set aside therefore sufficient to provide for payment) in full. After payment of the full amount of the preferential amounts as aforesaid, the holders of shares of Series A Preferred Stock will not be entitled to any further participation in any distribution of assets by the Corporation. If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of shares of Series A Preferred Stock and any stock ranking on a parity with the Series A Preferred Stock as to rights to distributions on liquidation, dissolution or winding up of the Corporation shall be insufficient to pay in full the preferential amounts to which such stock would be entitled, then such assets, or the proceeds thereof, shall be distributable among such holders ratably in accordance with the respective amounts which would be payable on such shares if all amounts payable thereon were paid in full. For the purposes hereof, neither a consolidation or merger of the Corporation with or into any other corporation, nor a merger of any one or more other corporations with or into the Corporation, nor a sale, lease, exchange or transfer of all or substantially all of the Corporation’s assets shall be considered a liquidation, dissolution or winding up of the Corporation.

     4. Conversion. The Series A Preferred Stock is not convertible into, or exchangeable for, other securities or property.

     5. Voting Rights. The Series A Preferred Stock, except as provided herein or as otherwise from time to time required by law, shall have no voting rights. Whenever, at any time or times, the equivalent of six quarterly dividends, whether or not consecutive, on the outstanding shares of Series A Preferred Stock or on any stock ranking on a parity with the Series A Preferred Stock with respect to the payments of dividends shall be in arrears, the number of directors of the Corporation shall be increased by two (without duplication of any increase made pursuant to the terms of any other series of Preferred Stock) and the holders of the Series A Preferred Stock shall have the right, with holders of shares of any one or more other series of Preferred Stock outstanding at the time upon which like voting rights have been conferred and are exercisable (“Voting Parity Stock”), voting together as a class, to vote for the election of two directors (hereinafter the “Preferred Directors” and each a “Preferred Director”) to fill such newly created directorships at a special meeting called at the request of holders of Series A Preferred Stock and/or Voting Parity Stock entitled to cast not less than 25% of the votes entitled to be cast by all such Series A Preferred Stock and Voting Parity Stock outstanding (provided that no such special meeting shall be called during the period within 60 days immediately prior to the date fixed for the next annual meeting of stockholders) or at the Corporation’s next annual meeting of stockholders, and at each subsequent annual meeting of stockholders until such right shall terminate as hereinafter provided. Such voting right shall continue until all dividends accumulated on such shares of Preferred Stock on which voting rights have been conferred, including the Series A Preferred Stock, for the past dividend periods and the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment, whereupon such right shall terminate, subject to revesting in the event of each and every subsequent default of the character above mentioned. Upon any termination of the right of the holders of shares of Series A Preferred Stock and Voting Parity Stock as a class to vote for directors as provided above, the term of office of all Preferred Directors then in office shall terminate immediately and the authorized number of directors shall be reduced by the number of Preferred Directors elected pursuant hereto. Any vacancy created by the removal of any Preferred Director may be filled only by the affirmative vote of the holders of shares of Series A Preferred Stock voting separately as a class (together with the holders of shares of Voting Parity Stock). If the office of any Preferred Director becomes vacant for any reason other than removal from office, the remaining Preferred Director may choose a successor who shall hold office for the unexpired term in respect of which such vacancy occurred. At elections for such directors, each holder of shares of Series A Preferred Stock shall be entitled to one vote for each share held (the holders of shares of any other class or series of Voting Parity Stock being entitled to such number of votes, if any, for each share of such stock held as may be granted to them).

     So long as any shares of any Series A Preferred Stock remain outstanding, the Corporation shall not, without the affirmative vote of the holders of at least 66-2/3% of the shares of such Series A Preferred Stock:

     (i) authorize, create or issue any capital stock of the Corporation ranking, as to dividends or upon liquidation, dissolution or winding up, prior to such Series A Preferred Stock, or reclassify any authorized capital stock of the Corporation into any such shares of such capital stock or issue any obligation or security convertible into or evidencing the right to purchase any such shares of capital stock, or

     (ii) amend, alter or repeal the certificate of designations for such Series A Preferred Stock, or the Restated Certificate of Incorporation of the Corporation, whether by merger, consolidation or otherwise, so as to adversely affect the powers, preferences or special rights of such Series A Preferred Stock (provided that no such adverse effect shall be deemed to result if the Series A Preferred Stock is converted or exchanged in a merger or consolidation into preferred stock of the corporation surviving such merger or consolidation or of the corporation issuing any securities into which Common Stock is converted or exchanged in such transaction if the powers, preferences and rights of such preferred stock are not different in an adverse respect from those of the Series A Preferred Stock).

Any increase in the amount of authorized Common Stock, Preference Common Stock or Preferred Stock, or any increase or decrease in the number of shares of any series of Preference Common Stock or Preferred Stock or the authorization, creation and issuance of other classes or series of Common Stock or other stock, in each case ranking on a parity with or junior to the shares of Series A Preferred Stock with respect to the payment of dividends and distributions upon liquidation, dissolution or winding up, shall not be deemed to adversely affect such powers, preferences or special rights.

     The foregoing voting provisions shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required or upon which the holders of Series A Preferred Stock shall be entitled to vote shall be effected, all outstanding shares of Series A Preferred Stock shall have been redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.

     6. Redemption. The shares of Series A Preferred Stock shall not be redeemable prior to June 2, 2008. On and after such date, the Corporation, at its option, may redeem shares for the Series A Preferred Stock, as a whole or in part, at any time or from time to time, at a redemption price equal to $100 per share, plus, in each case, an amount equal to all dividends (whether or not earned or declared) accrued and accumulated and unpaid (including any Post-Declaration Date Dividends and Additional Dividends) to the date fixed for redemption, without interest.

     If full cumulative dividends on the Series A Preferred Stock have not been paid or set apart for payment with respect of all prior dividend periods, the Series A Preferred Stock may not be redeemed in part and the Corporation may not purchase or acquire any shares of the Series A Preferred Stock otherwise than pursuant to a purchase or exchange offer made on the same terms to all holders of the Series A Preferred Stock. If fewer than all the outstanding shares of Series A Preferred Stock are to be redeemed, the number of shares to be redeemed shall be determined by the Board of Directors and the shares to be redeemed shall be selected by lot or pro rata or by any other means determined by the Board of Directors in its sole discretion to be equitable.

     In the event the Corporation shall redeem shares of Series A Preferred Stock, written notice of such redemption shall be given by first class mail, postage prepaid, mailed not less than 30 days nor more than 60 days prior to the redemption date, to each holder of record of the shares to be redeemed at such holder’s address as the same appears on the stock books of the Corporation and notice shall also be given by publication during the aforesaid period prior to the redemption date in a newspaper of general circulation in the Borough of Manhattan, the City of New York; provided, however, that no failure to give such notice nor any defect therein shall affect the validity of the proceedings for the redemption of any shares of Series A Preferred Stock to be redeemed except as to the holder to whom the Corporation has failed to mail said notice or except as to the holder whose notice was defective. Each such notice shall state: (a) the redemption date; (b) the number of shares of Series A Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed from such holder, the number of shares to be redeemed from such holder; (c) the redemption price and any accumulated and unpaid dividends to the redemption date; (d) the place or places where certificates for such shares are to be surrendered for payment of the redemption price, and (e) that dividends on the shares to be redeemed will cease to accrue on such redemption date (unless the Corporation shall default in providing funds for the payment of the redemption price of the shares called for redemption at the time and place specified in such notice).

     If a notice of redemption has been given pursuant to this Paragraph 6 and if, on or before the date fixed for redemption, the funds necessary for such redemption shall have been set aside by the Corporation, separate and apart from its other funds, in trust for the pro rata benefit of the holders of the shares of Series A Preferred Stock so called for redemption, then, notwithstanding that any certificates for such shares have not been surrendered for cancellation, on the redemption date dividends shall cease to accrue on the shares to be redeemed, and at the close of business on the redemption date the holders of such shares shall cease to be stockholders with respect to such shares and shall have no interest in or claims against the Corporation by virtue thereof and shall have no voting or other rights with respect to such shares, except the right to receive the moneys payable upon surrender (and endorsement, if required by the Corporation) of their certificates, and the shares evidenced thereby shall no longer be outstanding. The Corporation’s obligation to provide funds for the payment of the redemption price (and any accumulated and unpaid dividends to the redemption date) of the shares called for redemption shall be deemed fulfilled if, on or before a redemption date, the Corporation shall deposit, with a bank or trust company, or an affiliate of a bank or trust company, having an office or agency in

New York City and having a capital and surplus of at least $50,000,000, such funds sufficient to pay the redemption price (and any accumulated and unpaid dividends to the redemption date) of the shares called for redemption, in trust for the account of the holders of the shares to be redeemed (and so as to be and continue to be available therefor), with irrevocable instructions and authority to such bank or trust company that such funds be delivered upon redemption of the shares of Series A Preferred Stock so called for redemption.

     Subject to applicable escheat laws, any moneys so set aside by the Corporation and unclaimed at the end of two years from the redemption date shall revert to the general funds of the Corporation, after which reversion the holders of such shares so called for redemption shall look only the general funds of the Corporation for the payment of the amounts payable upon such redemption. Any interest accrued on funds so deposited shall be paid to the Corporation from time to time.

     Shares of Series A Preferred Stock that have been issued and reacquired in any manner, including shares purchased or redeemed, shall (upon compliance with any applicable provisions of the laws of the State of Delaware) have the status of authorized and unissued shares of the class of Preferred Stock undesignated as to series and may be redesignated and reissued as part of any series of the preferred stock.

     7. Amendment of Resolution. The Board reserves the right from time to time to increase or decrease the number of shares that constitute the Series A Preferred Stock (but not below the number of shares thereof then outstanding) and in other respects to amend this Certificate of Designations within the limitations provided by law, this resolution and the Restated Certificate of Incorporation.

     8. Rank. Any stock of any class or classes or series of the Corporation shall be deemed to rank:

          (a) prior to shares of the Series A Preferred Stock, either as to dividends or upon liquidation, dissolution or winding up, or both, if the holders of stock of such class or classes or series shall be entitled by the terms thereof to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of shares of the Series A Preferred Stock;

          (b) on a parity with shares of the Series A Preferred Stock, either as to dividends or upon liquidation, dissolution or winding up, or both, whether or not the dividend rates, dividend payment dates, or redemption or liquidation prices per share thereof are different from those of the Series A Preferred Stock, if the holders of stock of such class or classes or series shall be entitled by the terms thereof to the receipt of dividends or of amounts distributed upon liquidation, dissolution or winding up, as the case may be, in proportion to their respective dividend rates or liquidation prices, without preference or priority of one over the other as between the holders of such stock and the holders of shares of Series A Preferred Stock; and

          (c) junior to shares of the Series A Preferred Stock, either as to dividends or upon liquidation, dissolution or winding up, or both, if such class or classes or series shall be Common Stock or if the holders of the Series A Preferred Stock shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of stock of such class or classes or series.

     The Series A Preferred Stock shall rank, as to dividends and upon liquidation, dissolution or winding up, senior to the Corporation’s Series A Junior Participating Preferred Stock.

Exhibit B

AMENDED AND RESTATED CERTIFICATE OF DESIGNATIONS
of
SERIES A JUNIOR PARTICIPATING PREFERRED STOCK
of
DEVON ENERGY CORPORATION

Pursuant to Section 151 of the Delaware General Corporation Law

     DEVON ENERGY CORPORATION (the “Corporation”), a corporation organized and existing under the Delaware General Corporation Law, in accordance with the provisions of Section 103 thereof, DOES HEREBY CERTIFY:

     That pursuant to the authority vested in the Corporation’s board of directors in accordance with the provisions of the Restated Certificate of Incorporation of the Corporation, the Corporation’s board of directors on April 24, 2003 adopted the following resolution with respect to the Corporation’s Series A Junior Participating Preferred Stock, none of which have been issued:

     RESOLVED, that the Authorized Officers of the Company be, and each of them hereby is, authorized to execute an Amended and Restated Certificate of Designations with respect to the Series A Junior Participating Preferred Stock, and that the designation and number of shares thereof and the voting and other powers, preferences and relative, participating, optional and other rights of the shares of such series and the qualifications, limitations and restriction thereof are as follows:

SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

     1. Designation and Amount. There shall be a series of Preferred Stock that shall be designated as “Series A Junior Participating Preferred Stock,” and the number of shares constituting such series shall be 2,900,000. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, however, that no decrease shall reduce the number of shares of Series A Junior Participating Preferred Stock to less than the number of shares then issued and outstanding plus the number of shares issuable upon exercise of outstanding rights, options or warrants or upon conversion of outstanding securities issued by the Corporation.

     2. Dividends and Distributions.

     (A) Subject to the prior and superior rights of the holders of any shares of any series of Preferred Stock ranking prior and superior to the shares of Series A Junior Participating Preferred Stock with respect to dividends, the holders of shares of Series A Junior Participating Preferred Stock, in preference to the holders of shares of any class or series of stock of the Corporation ranking junior to the Series A Junior Participating Preferred Stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the 1st day of March, June, September and

December in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Junior Participating Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $1.00 or (b) the Adjustment Number (as defined below) times the aggregate per share amount of all cash dividends, and the Adjustment Number times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock, par value $0.10 per share, of the Corporation (the “Common Stock”) since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Junior Participating Preferred Stock. The “Adjustment Number” shall initially be 100. In the event the Corporation shall at any time (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

     (B) The Corporation shall declare a dividend or distribution on the Series A Junior Participating Preferred Stock as provided in paragraph (A) above immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $1.00 per share on the Series A Junior Participating Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

     (C) Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Junior Participating Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series A Junior Participating Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Junior Participating Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Junior Participating Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Junior Participating Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 30 days prior to the date fixed for the payment thereof.

     3. Voting Rights. The holders of shares of Series A Junior Participating Preferred Stock shall have the following voting rights:

     (A) Each share of Series A Junior Participating Preferred Stock shall entitle the holder thereof to a number of votes equal to the Adjustment Number on all matters submitted to a vote of the stockholders of the Corporation.

     (B) Except as otherwise provided herein, in the Restated Certificate of Incorporation or by law, the holders of shares of Series A Junior Participating Preferred Stock, the holders of shares of any other class or series entitled to vote with the Common Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

     (C) (i) If at any time dividends on any Series A Junior Participating Preferred Stock shall be in arrears in an amount equal to six quarterly dividends thereon, the occurrence of such contingency shall mark the beginning of a period (herein called a “default period”) that shall extend until such time when all accrued and unpaid dividends for all previous quarterly dividend periods and for the current quarterly dividend period on all shares of Series A Junior Participating Preferred Stock then outstanding shall have been declared and paid or set apart for payment. During each default period, (1) the number of Directors shall be increased by two, effective as of the time of election of such Directors as herein provided, and (2) the holders of Preferred Stock (including holders of the Series A Junior Participating Preferred Stock) upon which these or like voting rights have been conferred and are exercisable (the “Voting Preferred Stock”) with dividends in arrears in an amount equal to six quarterly dividends thereon, voting as a class, irrespective of series, shall have the right to elect such two Directors.

     (ii) During any default period, such voting right of the holders of Series A Junior Participating Preferred Stock may be exercised initially at a special meeting called pursuant to subparagraph (iii) of this Section 3(C) or at any annual meeting of stockholders, and thereafter at annual meetings of stockholders, provided that such voting right shall not be exercised unless the holders of at least one-third in number of the shares of Voting Preferred Stock outstanding shall be present in person or by proxy. The absence of a quorum of the holders of Common Stock shall not affect the exercise by the holders of Voting Preferred Stock of such voting right.

     (iii) Unless the holders of Voting Preferred Stock shall, during an existing default period, have previously exercised their right to elect Directors, the Board of Directors may order, or any stockholder or stockholders owning in the aggregate not less than ten percent of the total number of shares of Voting Preferred Stock outstanding, irrespective of series, may request, the calling of a special meeting of the holders of Voting Preferred Stock, which meeting shall thereupon be called by the Chairman of the Board, the President, a Vice President or the Secretary of the Corporation. Notice of such meeting and of any annual meeting at which holders of Voting Preferred Stock are entitled to vote pursuant to this paragraph (C)(iii) shall be given to each holder of record of Voting Preferred Stock by mailing a copy of such notice to him at his last address as the same appears on the books of the Corporation. Such meeting shall be called for a time not earlier than 20 days and not later than 60 days after such order or request or, in default of the calling of such meeting within 60 days after such order or request, such meeting may be called on similar notice by any stockholder or stockholders owning in the aggregate not less than ten percent of the total number of shares of Voting Preferred Stock outstanding. Notwithstanding the provisions of this paragraph (C)(iii), no such special meeting shall be called during the period within 60 days immediately preceding the date fixed for the next annual meeting of the stockholders.

     (iv) In any default period, after the holders of Voting Preferred Stock shall have exercised their right to elect Directors voting as a class, (x) the Directors so elected by the holders of Voting Preferred Stock shall continue in office until their successors shall have been elected by such holders or until the expiration of the default period, and (y) any vacancy in the Board of Directors may be filled by vote of a majority of the remaining Directors theretofore elected by the holders of the class or classes of stock which elected the Director whose office shall have become vacant. References in this paragraph (C) to Directors elected by the holders of a particular class or classes of stock shall include Directors elected by such Directors to fill vacancies as provided in clause (y) of the foregoing sentence.

     (v) Immediately upon the expiration of a default period, (x) the right of the holders of Voting Preferred Stock as a class to elect Directors shall cease, (y) the term of any Directors elected by the holders of Voting Preferred Stock as a class shall terminate and (z) the number of Directors shall be such number as may be provided for in the Restated Certificate of Incorporation or By-Laws irrespective of any increase made pursuant to the provisions of paragraph (C) of this Section 3 (such number being subject, however, to change thereafter in any manner provided by law or in the Restated Certificate of Incorporation or By-Laws). Any vacancies in the Board of Directors effected by the provisions of clauses (y) and (z) in the preceding sentence may be filled by a majority of the remaining Directors.

     (D) Except as set forth herein, holders of Series A Junior Participating Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

     4. Certain Restrictions.

     (A) Whenever quarterly dividends or other dividends or distributions payable on the Series A Junior Participating Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Junior Participating Preferred Stock outstanding shall have been paid in full, the Corporation shall not

     (i) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Junior Participating Preferred Stock;

     (ii) declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Junior Participating Preferred Stock, except dividends paid ratably on the Series A Junior Participating Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled; or

     (iii) redeem or purchase or otherwise acquire for consideration any shares of Series A Junior Participating Preferred Stock, or any shares of stock ranking on a parity with the Series A Junior Participating Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of Series A Junior Participating Preferred Stock, or to all such holders and the holders of any such shares ranking on a parity therewith, upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

     (B) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

     5. Reacquired Shares. Any shares of Series A Junior Participating Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to any conditions and restrictions on issuance set forth herein.

     6. Liquidation, Dissolution or Winding Up. (A) Upon any liquidation (voluntary or otherwise), dissolution or winding up of the Corporation, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Junior Participating Preferred Stock unless, prior thereto, the holders of shares of Series A Junior Participating Preferred Stock shall have received $100 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment (the “Series A Liquidation Preference”). Following the payment of the full amount of the Series A Liquidation Preference, no additional distributions shall be made to the holders of shares of Series A Junior Participating Preferred Stock unless, prior thereto, the holders of shares of Common Stock shall have received an amount per share (the “Common Adjustment”) equal to the quotient obtained by dividing (i) the Series A Liquidation Preference by (ii) the Adjustment Number. Following the payment of the full amount of the Series A Liquidation Preference and the Common Adjustment in respect of all outstanding shares of Series A Junior Participating Preferred Stock and Common Stock, respectively, holders of Series A Junior Participating Preferred Stock and holders of shares of Common Stock shall, subject to the prior rights of all other series of Preferred Stock, if any, ranking prior thereto, receive their ratable and proportionate share of the remaining assets to be distributed in the ratio of the Adjustment Number to 1 with respect to such Series A Junior Participating Preferred Stock and Common Stock, on a per share basis, respectively.

     (B) In the event, however, that there are not sufficient assets available to permit payment in full of the Series A Liquidation Preference and the liquidation preferences of all other series of Preferred Stock, if any, that rank on a parity with the Series A Junior Participating Preferred Stock, then such remaining assets shall be distributed ratably to the holders of such parity shares in proportion to their respective liquidation preferences. In the event, however, that there are not sufficient assets available to permit payment in full of the Common Adjustment, then such remaining assets shall be distributed ratably to the holders of Common Stock.

     (C) Neither the merger or consolidation of the Corporation into or with another corporation nor the merger or consolidation of any other corporation into or with the Corporation shall be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 6, but the sale, lease or conveyance of all or substantially all the Corporation’s assets shall be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 6.

     7. Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each share of Series A Junior Participating Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share equal to the Adjustment Number times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged.

     8. Redemption. (A) The Corporation, at its option, may redeem shares of the Series A Junior Participating Preferred Stock in whole at any time and in part from time to time, at a redemption price equal to the Adjustment Number times the current per share market price (as such term is hereinafter defined) of the Common Stock on the date of the mailing of the notice of redemption, together with unpaid accumulated dividends to the date of such redemption. The “current per share market price” on any date shall be deemed to be the average of the closing price per share of such Common Stock for the ten consecutive Trading Days (as such term is hereinafter defined) immediately prior to such date; provided, however, that in the event that the current per share market price of the Common Stock is determined during a period following the announcement of (A) a dividend or distribution on the Common Stock other than a regular quarterly cash dividend or (B) any subdivision, combination or reclassification of such Common Stock and the ex-dividend date for such dividend or distribution, or the record date for such subdivision, combination or reclassification, shall not have occurred prior to the commencement of such ten Trading Day period, then, and in each such case, the current per share market price shall be properly adjusted to take into account ex-dividend trading. The closing price for each day shall be the last sales price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange, or, if the Common Stock is not listed or admitted to trading on the New York Stock Exchange, on the principal national securities exchange on which the Common Stock is listed or admitted to trading, or, if the Common Stock is not listed or admitted to trading on any national securities exchange but sales price information is reported for such security, as reported by the National Association of Securities Dealers, Inc. Automated Quotations System (“NASDAQ”) or such other self-regulatory organization or registered securities information processor (as such terms are used under the Securities Exchange Act of

1934, as amended) that then reports information concerning the Common Stock, or, if sales price information is not so reported, the average of the high bid and low asked prices in the over-the-counter market on such day, as reported by NASDAQ or such other entity, or, if on any such date the Common Stock is not quoted by any such entity, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Common Stock selected by the Board of Directors of the Corporation. If on any such date no such market maker is making a market in the Common Stock, the fair value of the Common Stock on such date as determined in good faith by the Board of Directors of the Corporation shall be used. The term “Trading Day” shall mean a day on which the principal national securities exchange on which the Common Stock is listed or admitted to trading is open for the transaction of business, or, if the Common Stock is not listed or admitted to trading on any national securities exchange but is quoted by NASDAQ, a day on which NASDAQ reports trades, or, if the Common Stock is not so quoted, a Monday, Tuesday, Wednesday, Thursday or Friday on which banking institutions in the State of New York are not authorized or obligated by law or executive order to close.

     (B) In the event that fewer than all the outstanding shares of the Series A Junior Participating Preferred Stock are to be redeemed, the number of shares to be redeemed shall be determined by the Board of Directors and the shares to be redeemed shall be determined by lot or pro rata as may be determined by the Board of Directors or by any other method that may be determined by the Board of Directors in its sole discretion to be equitable.

     (C) Notice of any such redemption shall be given by mailing to the holders of the shares of Series A Junior Participating Preferred Stock to be redeemed a notice of such redemption, first class postage prepaid, not later than the fifteenth day and not earlier than the sixtieth day before the date fixed for redemption, at their last address as the same shall appear upon the books of the Corporation. Each such notice shall state: (i) the redemption date; (ii) the number of shares to be redeemed and, if fewer than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (iii) the redemption price; (iv) the place or places where certificates for such shares are to be surrendered for payment of the redemption price; and (v) that dividends on the shares to be redeemed will cease to accrue on the close of business on such redemption date. Any notice that is mailed in the manner herein provided shall be conclusively presumed to have been duly given, whether or not the stockholder received such notice, and failure duly to give such notice by mail, or any defect in such notice, to any holder of Series A Junior Participating Preferred Stock shall not affect the validity of the proceedings for the redemption of any other shares of Series A Junior Participating Preferred Stock that are to be redeemed. On or after the date fixed for redemption as stated in such notice, each holder of the shares called for redemption shall surrender the certificate evidencing such shares to the Corporation at the place designated in such notice and shall thereupon be entitled to receive payment of the redemption price. If fewer than all the shares represented by any such surrendered certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

     (D) The shares of Series A Junior Participating Preferred Stock shall not be subject to the operation of any purchase, retirement or sinking fund.

     9. Ranking. The Series A Junior Participating Preferred Stock shall rank junior to all other series of the Corporation’s Preferred Stock as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise, and shall rank senior to the Common Stock as to such matters.

     10. Amendment. At any time that any shares of Series A Junior Participating Preferred Stock are outstanding, the Restated Certificate of Incorporation of the Corporation shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Junior Participating Preferred Stock so as to affect them adversely without the affirmative vote of the holders of two-thirds or more of the outstanding shares of Series A Junior Participating Preferred Stock, voting separately as a class.

     11. Fractional Shares. Series A Junior Participating Preferred Stock may be issued in fractions of a share that shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Junior Participating Preferred Stock.

Exhibit C

CERTIFICATE OF DESIGNATIONS
of the
SPECIAL VOTING PREFERRED STOCK
of
DEVON ENERGY CORPORATION

Pursuant to Section 151 of the
General Corporation Law of the State of Delaware

     DEVON ENERGY CORPORATION, a Delaware corporation (the “Corporation”), HEREBY CERTIFIES that resolutions were duly adopted by the Board of Directors of the Corporation in accordance with Section 151(g) of the General Corporation Law of the State of Delaware pursuant to authority conferred upon the Board of Directors of the Corporation by the provisions of the Restated Certificate of Incorporation of the Corporation as follows:

     RESOLVED, that a series of the Corporation’s Preferred Stock, par value $1.00 per share (the “Preferred Stock”), designated as Special Voting Preferred Stock be and is hereby created and that the designation and number of shares thereof and the powers, preferences and rights thereof are as follows:

Special Voting Preferred Stock

     1. Designation and Amount. There shall be a series of Preferred Stock designated as “Special Voting Preferred Stock” (the “Special Voting Preferred Stock”) and the authorized number of shares constituting such series shall be one.

     2. Dividends. The holder of record of the share of Special Voting Preferred Stock shall not be entitled to receive any dividends from the Corporation.

     3. Voting Rights. The holder of record of the share of Special Voting Preferred Stock shall be entitled to vote on all matters upon which holders of Common Stock of the Corporation have the right to vote, and shall be entitled to the number of votes equal to the largest number of full shares of Common Stock of the Corporation into which the shares of outstanding Series B Convertible Preferred Stock (“Series B Preferred Stock”) of Ocean Energy, Inc., a subsidiary of the Corporation existing under the laws of the State of Delaware (“Ocean”), (excluding shares which are owned by the Corporation, any of its subsidiaries or any entity directly or indirectly controlled by or under common control with the Corporation) could be converted pursuant to the terms of the Series B Preferred Stock at the record date for the determination of the stockholders entitled to vote on such matters or, if no such record date is established, the date such vote is taken. Except as otherwise required by law, the holder of record of the single share of the Special Voting Preferred Stock shall not vote as a separate class and instead shall vote together with the holders of the Common Stock of the Corporation and the holders of other securities that vote with the holders of the Common Stock of the Corporation on all matters submitted to a vote of the holders of Common Stock of the Corporation.

     4. Liquidation. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of record of the share of Special Voting Preferred Stock shall be entitled to receive cash in the amount of the par value of the share of Special Voting Preferred Stock.

     5. Other Provisions.

     (a) In connection with that certain Agreement and Plan of Merger, dated as of February 23, 2003, by and among the Corporation, Devon NewCo Corporation, a Delaware corporation, and Ocean, as amended (the “Merger Agreement”), one share of the Special Voting Preferred Stock shall be issued to a trustee (together with its successors, if any, the “Trustee”) pursuant to a trust agreement entered into by and among the Corporation and the Trustee (the “Trust Agreement”).

     (b) The Trustee shall exercise the voting rights attached to the Special Voting Preferred Stock pursuant to and in accordance with the Trust Agreement. The voting rights attached to the Special Voting Preferred Stock shall terminate pursuant to and in accordance with the Trust Agreement.

     (c) At such time as the Special Voting Preferred Stock has no votes attached to it (whether because there is no Series B Preferred Stock outstanding that are not owned by the Corporation or for any other reason), the Corporation may redeem the outstanding share of Special Voting Preferred Stock for a price equal to the par value of such share of Special Voting Preferred Stock.

     (d) The Special Preferred Voting Stock is not convertible into any other class or series of the capital stock of the Corporation or into cash, property or other rights.

C-2